Exhibit 4.48

Pypo Holdings (HK) Company Limited

Attention: Mr. Jackie Leong

48th Floor, Bank of China Tower

1 Garden Road

Central

HONG KONG / +852-36058111

Subject:  Waiver Letter

Dear Mr. Leong,

Reference is made to:

1.                                       the Term Facility Agreement (the “Facility Agreement”), dated 30 January 2009 between Pypo Holdings (HK) Company Limited (the “Borrower”) and Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (“FMO”), as amended by Consent Letter No. 2 (as defined here below)  (the “Facility Agreement”);

2.                                       the Equity Pledge Agreement (the “Equity Pledge Agreement”), dated 30 January 2009 among the Borrower, Beijing Pypo Technology Group Company Limited (currently Beijing Funtalk Century Technology Group Company Limited) (“Beijing Pypo”) and FMO, as amended by Consent Letter No. 2 (as defined here below);

3.                                       FMO’s Consent, Waver and Amendment Letter No. 2 to the Borrower dated 17 August 2009 by which FMO agreed to waive certain covenants and amend certain terms in the Term Facility Agreement and the Equity Pledge Agreement (the “Consent Letter No. 2”); and

4.                                       the Borrower’s letter to FMO dated 30 July 2009 by which the Borrower informed FMO of a merger (the “Merger”) between Middle Kingdom Alliance Corp., a company organized and existing under the laws of the Cayman Islands (“Middle Kingdom Alliance”), and Pypo Digital Company Limited (“Pypo Cayman”) by which Pypo Cayman merged with and into Middle Kingdom Alliance by way of accession, under the laws of the Cayman Islands.

Unless expressly defined herein, all capitalized terms herein shall have the meanings ascribed to them in the Facility Agreement.

As requested by the Borrower, FMO herewith agrees to waive the breach under clause 8.3.1 (e) (Interest) of the Facility Agreement.

The breach under said clause 8.3.1 (e) (Interest) is herewith waived, provided that the Borrower shall pay or have caused to be paid to FMO the Additional IPO Premium on or before 2 August 2010.

Also on the request of the Borrower FMO hereby notifies that, in the period since the Disbursement Date until the date hereof, FMO has not been notified of any other existing Event of Default under the Facility Agreement nor is FMO aware of any material or significant other existing Event of Default under the Facility Agreement.

Furthermore FMO confirms that Consent Letter No. 2 remains in full force and effect notwithstanding the conditions set forth in Consent Letter No. 2 and that Consent Letter No. 2 is not amended by this Letter.

The waiver given by FMO under this Waiver Letter shall be limited precisely as written and shall not be deemed or otherwise construed to constitute a waiver or amendment of any other provision, Default or Event of Default or to prejudice any right, power or remedy which FMO may now have or in the future under or in connection with the Facility Agreement, all of which rights, powers and remedies are hereby expressly reserved by FMO.

This Waiver Letter shall come into effect as of the date hereof.

This Waiver Letter may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

The Borrower represents and warrants as of the date hereof that:

•                                         it has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of this Waiver Letter;

•                                         this Waiver Letter constitutes its legally binding, valid and enforceable obligation;

•                                         this Waiver Letter is in the proper form for its enforcement in the jurisdiction of its incorporation;

•                                         the entry into and performance by it, and the transactions contemplated by, this Waiver Letter do not conflict with any law or regulation applicable to it, its or any of its subsidiaries’ constitutional documents, or any document which is binding on it or any of its subsidiaries or any of its or its subsidiaries’ assets; and

•                                         all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Waiver Letter have been obtained or effected (as appropriate) and are in full force and effect.

This Waiver Letter is herewith designated by FMO as a Finance Document under the Facility Agreement.

This Waiver Letter is governed by, and shall be construed in accordance with, the laws of the Territory, excluding its conflicts of laws rules. Section 35 (Arbitration) of the Facility Agreement shall apply herein, mutatis mutandis, as if set out in this Waiver Letter in full.

Please indicate your acceptance and agreement by signing the three originals of this Waiver Letter where indicated below and returning one original to FMO’s Legal Department at the address stated in the letterhead.

Yours faithfully,

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.

/s/ A.K.J. Berendse		/s/ S.E.L Leijten
Authorised Representative		Authorised Representative

ACCEPTED AND AGREED:

PYPO HOLDINGS (HK) COMPANY LIMITED

/s/ Dongping Fei
Name:	Dongping Fei
Title:	Director
Date:	July 8, 2010

BEIJING FUNTALK TECHNOLOGY GROUP COMPANY LIMITED

/s/ Dongping Fei
Name:	Dongping Fei
Title:	Director
Date:	July 8, 2010

Signature Page to Waiver Letter